Murdock Completes Phase Three Debt Restructuring

January 24, 2001 12:01:00 PM ET

SALT LAKE CITY--(BUSINESS WIRE)--Jan. 24, 2001--The Murdock Group Holding Corp. (OTC BB: TMGS) Tuesday announced that the $7 million phase three debt reduction has been completed.

Recently completed transactions of the phase three debt reduction has resulted in the reduction of corporate liabilities totaling approximately $7 million.

Phase three of the debt restructuring plan included $5.1 million which was settled into common stock and $1,825,000 reduced into real estate and other settlement. The total liability reduction achieved in phase three is approximately $6,925,000, which will result in annualized cost savings for the company of approximately $1.9 million.

KC Holmes, president and chief executive officer, noted, "With our phase one (October), phase two (November) and phase three (December/January) debt reduction and restructuring plans completed, the company has now realized approximately $17 million in debt reduction since the Sept. 30, 2000 quarterly report.

"The company will be announcing details of its phase four debt reduction plan by the end of January 2001."

About The Murdock Group

Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider.

The Murdock Group also has a real estate development group specializing in small to midsize entitlement projects.

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.